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                                                                     Exhibit 4.1


                       Amendment No. 2 to Rights Agreement

     This Amendment No.2 to Rights Agreement (this "Amendment"), effective as of June 30, 2002 is between Lifeline Systems, Inc., a Massachusetts corporation (the "Company"), and State Street Bank and Trust Company, a Massachusetts trust company, as rights agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of July 24, 1998, as amended pursuant to Amendment No. 1 thereto dated October 18, 1998 (as amended, the "Rights Agreement"); and

     WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement by the Company;

     WHEREAS, pursuant to a resolution duly adopted on April 3, 2002, the Board of Directors of the Company has authorized the amendment of the Rights Agreement as set forth below; and

     WHEREAS, the Board of Directors of the Company has determined that such amendment is desirable and is consistent with the objectives of the Board of Directors in connection with the original adoption of the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereby agree as follows:

     1. Amendment of Section 1(n). Section 1(n) of the Agreement is hereby amended in full and replaced in its entirety by the following:

          (n)  "Exempted Person" shall mean:

               (i) any Person, which together with its Affiliates, had reported Beneficial Ownership as of July 24, 1998 of more than ten percent (10%) of the shares of Common Stock outstanding as of such date on
          Schedule 13G under the Exchange Act, unless and until such time as such Person, together with its Affiliates, directly or indirectly, becomes the Beneficial Owner of more than 19.9% of the Common Stock then outstanding, in which case such Person shall cease to be an Exempted Person, and

               (ii) the entities known as of the date hereof as (a) ValueAct Capital Partners, L.P. ("ValueAct Partners"), (b) ValueAct Capital Partners II, L.P. ("ValueAct Partners II"), (c) ValueAct Capital International, Ltd. ("ValueAct International"), (d) VA Partners, L.L.C. ("VA Partners"), (e) Jeffrey W. Ubben, (f) George F. Hamel, Jr. and (g) Peter H. Kamin (collectively and individually, "ValueAct"), unless and until such time as (1) ValueAct, together with its Affiliates and Associates, directly or indirectly, becomes the Beneficial Owner of more than the lesser of (X) 19.9% of the Common Stock then outstanding, or (Y) the lowest number of shares of Common Stock collectively beneficially owned by

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          such Persons on or after November 30, 2002, or (2) ValueAct breaches, and the board of directors of the Company determines that ValueAct has breached, any terms and conditions of that certain Agreement dated as of the date hereof among the Company and ValueAct, in which case ValueAct shall cease to be an Exempted Person.

     2. Effectiveness. This Amendment shall be deemed effective as of June 30, 2002 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Rights Agreement.

     4. Certification. The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.


                                       LIFELINE SYSTEMS, INC.


                                       By: /s/ Ronald Feinstein
                                           ----------------------------------
                                           Name:  Ronald Feinstein
                                           Title:  President

                                       STATE STREET BANK AND TRUST COMPANY


                                       By: /s/ Stephen Cesso
                                           ----------------------------------
                                           Name:  Stephen Cesso
                                           Title:  Authorized Signer



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